As filed with the Securities and Exchange Commission on September 28, 2004

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________

PIONEER NATURAL RESOURCES COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	75-2702753 (I.R.S. Employer Identification No.)

5205 North O’Connor Boulevard
Suite 900
Irving, Texas 75039
(Address of Principal Executive Offices, Including Zip Code)

2000 STOCK INCENTIVE PLAN OF EVERGREEN RESOURCES, INC.
CARBON ENERGY CORPORATION 1999 STOCK OPTION PLAN
AND
EVERGREEN RESOURCES, INC. INITIAL STOCK OPTION PLAN
(Full Title of the Plan)

Mark L. Withrow
Pioneer Natural Resources Company
5205 North O’Connor Boulevard
Suite 900
Irving, Texas 75039
(972) 444-9001

(Name, Address and Telephone Number of Agent For Service)

copy to:

Robert L. Kimball
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201-2975
(214) 220-7700

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered (1)	price per share	offering price	registration fee
Common stock, $0.01 par value per share	2,607,095 shares	$34.05 (2)	$88,771,584.75 (2)	$11,247.36 (3)
Rights to purchase shares of Series A Junior Participating Preferred Stock	(4)	(4)	(4)	(4)

(1)	Also registered by this registration statement are such additional and indeterminate number of shares of common stock and associated rights to purchase shares of Series A Junior Participating Preferred Stock as may become issuable because of changes resulting from stock dividends, stock splits and similar changes.

(2)	Estimated solely for purposes of calculating the registration fee and, in accordance with Rules 457(h)(1) and 457(c) under the Securities Act of 1933, based on the average of the high and low trading prices of the registrant’s common stock on the New York Stock Exchange on September 27, 2004).

(3)	A portion of the securities covered hereby were previously registered on the registrant’s registration statement on Form S-4 (No. 333-116434). Of the 30,143,427 shares of Pioneer common stock registered on such registration statement, 4,772,167 (15.83% of the registered shares) will not be issued under such registration statement. As a result, $18,233.39, or 15.83% of the $115,182.53 filing fee paid with respect to such registration statement, is available to be applied to the fee otherwise payable with respect to this registration statement. As a result, there is no fee payable with respect to this registration statement.

(4)	These rights are initially carried and traded with the common stock of the registrant. Value attributable to such rights, if any, is reflected in the market price of the common stock.

EXPLANATORY NOTE

     This Registration Statement covers 2,607,095 shares of common stock and associated rights to purchase shares of Series A Junior Participating Preferred Stock of Pioneer Natural Resources Company, a Delaware corporation (the “Company”), available for issuance upon the exercise of outstanding options and upon settlement of restricted stock awards granted under the 2000 Stock Incentive Plan of Evergreen Resources, Inc., the Carbon Energy Corporation 1999 Stock Option Plan, and the Evergreen Resources, Inc. Initial Stock Option Plan (as amended, the “Plans”), which the Company assumed pursuant to an Agreement and Plan of Merger, dated May 3, 2004, by and among the Company, BC Merger Sub, Inc., a Colorado corporation, and Evergreen Resources, Inc., a Colorado corporation (“Evergreen”), that closed on September 28, 2004.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents have been filed with the Securities and Exchange Commission (the “Commission”) by the Company and are incorporated herein by reference and made a part hereof:

     (a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Commission on February 3, 2004;

     (b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, as filed with the Commission on May 7, 2004 and August 4, 2004, and the Company’s Current Reports on Form 8-K as filed with the Commission on February 18, 2004, May 5, 2004, June 10, 2004, June 25, 2004, July 12, 2004 and July 19, 2004;

     (c) The description of the Company’s Common Stock, $0.01 par value per share, contained in Item 1 of the Company’s Registration Statement on Form 8-A filed with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) on August 8, 1997, as amended; and

     (d) The description of the Company’s rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act on July 24, 2001.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Company will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be addressed to Pioneer Natural Resources Company, 5205 North O’Connor Boulevard, Suite 900, Irving, Texas 75039, Attention: Corporate Secretary, (972) 444-9001.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

     Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

     Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

     Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in Section 145. The expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.

     Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.

Amended and Restated Certificate of Incorporation

     Article Twelfth of the Company’s amended and restated certificate of incorporation provides that each person who at any time is or was a director or officer of the Company, or any person who, while a director or officer of the Company, is or was serving at the Company’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, association, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be entitled to (a) indemnification and (b) the advancement of expenses incurred by such person from the Company as, and to the fullest extent, permitted by the Delaware General Corporation Law or any successor statutory provision, as from time to time amended. Any repeal or modification of Article Twelfth of the Company’s amended and restated certificate of incorporation shall be prospective only, and shall not adversely affect the rights of any director or officer or the obligations of the Company with respect to any claim arising from the services of such director or officer in the capacities described above prior to any such repeal or amendment of Article Twelfth.

     Article Thirteenth of the Company’s amended and restated certificate of incorporation provides that the Company’s directors shall not be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that such Article Thirteenth does not eliminate or limit the liability of a director (1) for any breach of such director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (which relates to certain unlawful dividend payments or stock purchases or redemptions), as the same exists or may hereafter be amended, supplemented or replaced, or (4) for a transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Furthermore, any repeal or modification of Article Thirteenth of the Company’s amended and restated certificate of incorporation by its stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.

Indemnification Agreements

     The Company has entered into indemnification agreements with its directors and certain of its officers. Under the terms of the indemnification agreements, the Company has generally agreed to indemnify an officer or director for liabilities incurred to the fullest extent permitted by the Delaware General Corporation Law. The Company must, within ten days of a request, indemnify an officer or director for expenses incurred in the defense of a claim or other proceeding. The obligation of the Company to provide the indemnification does not apply if, before the date on which the Company must provide the indemnification, the Company’s board of directors, or a representative chosen by the board of directors, concludes that indemnification would be improper under the Delaware General Corporation Law.

     The above discussion of Section 145 of the Delaware General Corporation Law, the Company’s amended and restated certificate of incorporation and the indemnification agreements is not intended to be exhaustive and is respectively qualified in its entirety by such statute and documents.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

     Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 dated June 27, 1997, Registration No. 333-26951).

3.2	Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 dated June 27, 1997, Registration No. 333-26951).

4.1	Form of Certificate of Common Stock, par value $.01 per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 dated June 27, 1997, Registration No. 333-26951).

4.2	Rights Agreement dated July 24, 2001, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, File No. 1-13245, filed with the SEC on July 24, 2001).

4.3	Form of Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit A to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, File No. 1-13245, filed with the SEC on July 24, 2001).

4.4	2000 Stock Incentive Plan of Evergreen Resources, Inc. (incorporated by reference to Exhibit 99 to Evergreen’s Registration Statement on Form S-8, File No. 333-48138, filed with the SEC on October 18, 2000).

4.5	Carbon Energy Corporation 1999 Stock Option Plan, as amended (incorporated by reference to Exhibit 99 to Evergreen’s Registration Statement on Form S-8, File No. 333-110270, filed with the SEC on November 5, 2003).

4.6	Evergreen Resources, Inc. Initial Stock Option Plan (incorporated by reference to Exhibit 99 to Evergreen’s Registration Statement on Form S-8, File No. 333-92831, filed with the SEC on December 15, 1999).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.3*	Consent of Netherland, Sewell & Associates, Inc.

23.4*	Consent of Gaffney, Cline & Associates, Inc.

24.1	Power of Attorney (included on the signature pages of this registration statement).

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 28, 2004.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Scott D. Sheffield

Scott D. Sheffield
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark L. Withrow and Richard P. Dealy and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including pre- and post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott D. Sheffield Scott D. Sheffield	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)	September 28, 2004

/s/ Timothy L. Dove Timothy L. Dove	Executive Vice President and Chief Financial Officer (principal financial officer)	September 28, 2004

/s/ Richard P. Dealy Richard P. Dealy	Vice President and Chief Accounting Officer (principal accounting officer)	September 28, 2004

/s/ James R. Baroffio	Director
James R. Baroffio		September 28, 2004

/s/ Edison C. Buchanan	Director
Edison C. Buchanan		September 28, 2004

Signature	Title	Date
/s/ R. HARTWELL GARDNER R. Hartwell Gardner	Director	September 28, 2004

/s/ JAMES L. HOUGHTON James L. Houghton	Director	September 28, 2004

/s/ JERRY P. JONES Jerry P. Jones	Director	September 28, 2004

/s/ LINDA K. LAWSON Linda K. Lawson	Director	September 28, 2004

/s/ ANDREW D. LUNDQUIST Andrew D. Lundquist	Director	September 28, 2004

/s/ CHARLES E. RAMSEY, JR. Charles E. Ramsey, Jr.	Director	September 28, 2004

/s/ MARK S. SEXTON Mark S. Sexton	Director	September 28, 2004

/s/ ROBERT A. SOLBERG Robert A. Solberg	Director	September 28, 2004

Jim A. Watson	Director

INDEX TO EXHIBITS

Exhibit
Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 dated June 27, 1997, Registration No. 333-26951).

3.2	Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 dated June 27, 1997, Registration No. 333-26951).

4.1	Form of Certificate of Common Stock, par value $.01 per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 dated June 27, 1997, Registration No. 333-26951).

4.2	Rights Agreement dated July 24, 2001, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, File No. 1-13245, filed with the SEC on July 24, 2001).

4.3	Form of Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit A to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, File No. 1-13245, filed with the SEC on July 24, 2001).

4.4	2000 Stock Incentive Plan of Evergreen Resources, Inc. (incorporated by reference to Exhibit 99 to Evergreen’s Registration Statement on Form S-8, File No. 333-48138, filed with the SEC on October 18, 2000).

4.5	Carbon Energy Corporation 1999 Stock Option Plan, as amended (incorporated by reference to Exhibit 99 to Evergreen’s Registration Statement on Form S-8, File No. 333-110270, filed with the SEC on November 5, 2003).

4.6	Evergreen Resources, Inc. Initial Stock Option Plan (incorporated by reference to Exhibit 99 to Evergreen’s Registration Statement on Form S-8, File No. 333-92831, filed with the SEC on December 15, 1999).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.3*	Consent of Netherland, Sewell & Associates, Inc.

23.4*	Consent of Gaffney, Cline & Associates, Inc.

24.1	Power of Attorney (included on the signature pages of this registration statement).

*	Filed herewith